Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE HORIZON THERAPEUTICS PLC HAS DETERMINED THE

INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO

HORIZON THERAPEUTICS PLC IF PUBLICLY DISCLOSED.

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is entered into as of this 5th day of December, 2012 (the “Effective Date”), by and between River Vision Development Corp., a Delaware corporation with a principal place of business located at do Narrow River Management LP, One Rockefeller Plaza, New York, NY, 10020 (“Licensee”) and Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center, a California corporation with a principal place of business located at 1124 West Carson Street, Torrance, CA, 90502 (“Licensor”) .

WHEREAS, Licensor owns the Patent Rights (as defined below);

WHEREAS, Licensor and Licensee desire that Licensee attempt to develop and commercialize a Licensed Product (as defined below) based in part on the invention claimed in the Patent Rights; and WHEREAS, Licensee desires to grant an exclusive license to Licensee to enable such development and commercialization.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, will have the meanings specified below.

1.1 “Affiliate” means, with respect to a person, organization or entity, any person, organization or entity controlling, controlled by or under common control with, such person, organization or entity. For purposes of this definition only, “control” of another person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.3 “Combination Product” means a combination of materials or products sold for a single price and consisting of one or more Licensed Products and one or more other active ingredients. All references to Licensed Product in this Agreement shall be deemed to include Combination Product.

1.4 “First Commercial Sale” means, on a country by country basis, the date of the first sale to a third party of a Licensed Product, in such country, by Licensee or any of its LIBC/4598488.8 Affiliates or Sublicensees after receipt of marketing approval in such country.

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1.5 “Force Majeure” means any occurrence beyond the reasonable control of a Party that (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.6 “Licensed Product” means any product, the making, using or selling of which is covered by a Valid Claim in the country in which such product is made, used or sold.

1.7 “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates and Sublicensees (in each case, the “Invoicing Entity”) for Licensed Product as reduced by the following deductions to the extent actually allowed or incurred with respect to such sales: (a) transportation charges, and other shipping charges, such as insurance, (b) sales, value-added and excise taxes, customs, duties, and any other governmental charges, to the extent imposed upon the sale of the Licensed Product and paid by the selling party, provided that no income taxes shall be deducted from gross sales of Licensed Product to calculate Net Sales, (c) distributor fees, rebates or allowances actually granted, allowed or incurred, including but not limited to government and managed care rebates, (d) quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred, and (e) allowances or credits to customers or write offs of invoiced amounts, not in excess of the selling price of Licensed Product, on account of governmental requirements, rejections, recalls, or returns. If Licensed Product is sold as part of a Combination Product (as defined below), then the Net Sales of the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product on a country-by-country basis, during the applicable royalty reporting period, by the fraction, A/(A+B), where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the other pharmaceutical product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Licensed Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Licensed Product and all other pharmaceutical products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Licensed Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product.

1.8 “Patent Rights” means: (a) the patents listed in Exhibit 1.8; (b) any patent or patent application that claims priority to, and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of, any patent identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a divisional, continuation or continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b) or (c); (e) any foreign counterpart (including PCTs) of any patent or patent application

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identified in (a), (b) or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e); provided, that, in the case of (b) through (f) above, solely to the extent owned or controlled by Licensor.

1.9 “Sublicense” means any right granted, license given or agreement entered into by Licensee to or with any other person or entity, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use and/or sale of Licensed Products.

1.10 “Sublicensee” means any person or entity granted a Sublicense.

1.11 “Term” means the term of this Agreement as set forth in Section 10.1.

1.12 “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition proceeding without any right of appeal or review.

2. License.

2.1 License Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee an exclusive, worldwide, royalty-bearing license under its interest in the Patent Rights to research, develop, use, make, have made, offer for sale, sell, have sold, import, have imported, distribute and have distributed Licensed Products; provided, however, that:

2.1.1 Licensor retains the right to practice the Patent Rights within the scope of the license granted above, for non-commercial research, educational and scholarly purposes only (which, for clarity, shall not include the conduct of clinical trials); and

2.1.2 the United States federal government retains rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. will be subject to modification as may be required to conform to the provisions of those statutes and regulations.

2.2 Affiliates. The license granted to Licensee under Section 2.1 includes the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates on Licensee’s behalf.

2.3 Sublicenses. Licensee will be entitled to grant Sublicenses to third parties under the license granted pursuant to Section 2.1 subject to the terms of this Section 2.3. Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement.

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3. Consideration for Grant of License.

3.1 Equity.

3.1.1 Initial Grant. Licensee shall issue to Licensor [***] shares of its common stock (the “Shares”) pursuant to a subscription agreement to be entered into by and between the parties within [***] days after the Effective Date.

3.1.2 Representations and Warranties. Licensee hereby represents and warrants to Licensor that the Shares, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

3.2 Royalty on Net Sales.

3.2.1 Royalty Rate. Licensee shall pay Licensor an amount equal to [***] percent ([***]%) of Net Sales of all Licensed Products during the Term.

3.2.2 Third Party Royalty Set-Off. If Licensee obtains a license from a third party to intellectual property rights relating to [***] that Licensee reasonably determines is required to avoid or to resolve a claim of infringement or misappropriation, it may offset up to [***] percent ([***]%) of any royalty payments due thereunder with respect to sales of Licensed Products against the royalty payments that are due to Licensor with respect to Net Sales of such Licensed Products in such country; provided, that, in no event shall the royalty payments to Licensor with respect to such Licensed Products be reduced by more than [***] percent ([***]%) of the amount otherwise due.

4. Reports; Payments; Records.

4.1 Reports and Payments.

4.1.1 Reports. Within [***] days after the conclusion of [***] commencing with [***] in which Net Sales are generated, Licensee shall deliver to Licensor a report containing the following information (in each instance, with a Licensed Product-by-Licensed Product and country-by-country breakdown):

4.1.1.1 the number of units of Licensed Products sold, leased or otherwise transferred by Licensee, its Affiliates and Sublicensees for the applicable [***];

4.1.1.2 the gross amount billed or invoiced for Licensed Products sold, leased or otherwise transferred by Licensee, its Affiliates and Sublicensees during the applicable [***];

4.1.1.3 a calculation of Net Sales for the applicable [***], including an itemized listing of allowable deductions;

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4.1.1.4 the total amount payable to Licensor in U.S. Dollars for the applicable [***], together with the exchange rates used for conversion.

4.1.2 Payment. Within [***] days after the end of [***], Licensee shall pay Licensor all amounts due with respect to Net Sales for the applicable [***].

4.2 Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable [***]. Such payments will be without deduction of exchange, collection or other charges.

4.3 Records. Licensee shall maintain, and shall cause its Affiliates to maintain, and include in each Sublicense Agreement an obligation of each Sublicensee to maintain, complete and accurate records of Licensed Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Licensor in relation to such Licensed Products, which records shall contain sufficient information to permit Licensor to confirm the accuracy of any reports or notifications delivered to Licensor under Section 4.1. Licensee, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given [***] for at least [***] years after the conclusion of that [***], during which time Licensor will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) reasonably acceptable to Licensee to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, will execute a standard form of confidentiality agreement with Licensee, shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [***] days after the accountant delivers the results of the audit. If any audit performed under this Section 4.3 reveals an underpayment in excess of [***] percent ([***]%) in any calendar year, Licensee shall reimburse Licensor for all amounts incurred in connection with such audit. Licensor may exercise its rights under this Section 4.3 only [***] per audited entity and only with reasonable (not less than [***] days) prior notice to Licensee.

4.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [***] percent ([***]%) [***] and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded [***]. Payment of such interest by Licensee shall not limit, in any way, Licensor’s right to exercise any other remedies Licensor may have as a consequence of the lateness of any payment.

4.5 Payment Method. Each payment due to Licensor under this Agreement shall be paid by check or wire transfer of funds to Licensor’s account in accordance with written instructions provided by Licensor. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

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4.6 Withholding and Similar Taxes. All amounts to be paid to Licensor pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales.

5. Patent Filing, Prosecution and Maintenance.

5.1 Control. Licensor will be responsible for the preparation, filing, prosecution, protection and maintenance of all Patent Rights, using independent patent counsel reasonably acceptable to Licensee. Licensor will: (a) subject to Section 5.2, prepare, file, prosecute, protect and maintain Patent Rights in all countries that Licensee may request in writing; (b) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the Patent Rights from the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence in time for Licensee to review and comment on such response; (c) give Licensee an opportunity to review the text of each patent application before filing; (d) consult with Licensee with respect thereto; (e) supply Licensee with a copy of each application as filed, together with notice of its filing date and serial number; (f) supply Licensee with copies of information disclosure statements prior to filing and provide Licensee with an opportunity to supplement such information; and (g) keep Licensee advised of the status of actual and prospective patent filings. Licensor shall give Licensee the opportunity to provide comments on and make requests of Licensor concerning the preparation, filing, prosecution, protection and maintenance of the Patent Rights, and shall consider such comments and requests in good faith; however, final decision-making authority shall vest in Licensor.

5.2 Expenses. Subject to Section 5.3 below, Licensee shall reimburse Licensor for all documented, out-of-pocket expenses incurred by Licensor pursuant to this Article 5 in connection with the preparation, filing, prosecution, protection and maintenance by Licensor of the Patent Rights within [***] days after the date of each invoice from Licensor for such expenses. In addition, within [***] days after the Effective Date, Licensee shall pay to Licensor [***] as reimbursement for certain out-of-pocket expenses incurred by Licensor prior to the Effective Date with respect to the preparation, filing, prosecution, protection and maintenance of Patent Rights.

5.3 Abandonment. If Licensee decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any Patent Rights in a particular country (“Abandoned Patent Rights”), Licensee shall provide Licensor with prompt written notice of such election. Upon receipt of such notice by Licensor, Licensee shall be released from its obligation to reimburse Licensor for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Licensor of such notice shall be deemed incurred prior to the notice. In the event of Licensee’s abandonment of any Patent Rights, any license granted by Licensor to Licensee hereunder with respect to such Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Licensor will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties.

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6. Enforcement of Patent Rights.

6.1 Notice. In the event either party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products (an “Infringement”), that party shall promptly notify the other party and provide it with details regarding such Infringement.

6.2 Suit by Licensee. Licensee shall have the exclusive right, but not the obligation, to take action in the prosecution, prevention, or termination of any Infringement. Before Licensee commences an action with respect to any Infringement, Licensee shall consider in good faith the views of Licensor as to whether to sue. Should Licensee elect to bring suit against an infringer, Licensee shall keep Licensor reasonably informed of the progress of the action and shall give Licensor a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the litigation. Licensee shall give careful consideration to those views, but shall have the right to control the action. Should Licensee elect to bring suit against an infringer and Licensor is joined as party plaintiff in any such suit, Licensor shall have the right to approve the counsel selected by Licensee to represent Licensee and Licensor, such approval not to be unreasonably withheld. The expenses of such suit or suits that Licensee elects to bring, including any expenses incurred by Licensor due to its involvement as a party plaintiff or other involvement at the express request of Licensee in conjunction with the prosecution of such suits or the settlement thereof, shall be paid for entirely by Licensee; provided, that, to the extent Licensor elects to participate in such suit or suits and be represented in such suit or suits by counsel of its choice (apart from counsel retained by Licensee), it shall do so at its sole expense. Licensee shall not compromise or settle such litigation without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 6.2, it shall first reimburse itself out of any sums recovered in such suit or in settlement thereof for all costs and expenses of every kind and character, including reasonable attorneys’ fees, necessarily incurred in the prosecution of any such suit. If, after such reimbursement, any funds shall remain from said recovery, then Licensor shall receive an amount equal to [***] percent ([***]%) of such funds and the remaining [***] percent ([***]%) of such funds shall be retained by Licensee.

6.4 Cooperation. Each party agrees to cooperate fully in any action under this Article 6.

7. Representations and Warranties; Limitation of Liability.

7.1 Licensor represents and warrants as of the Effective Date that:

7.1.1 it is the owner by assignment from the listed inventors of all Patent Rights and the inventions described and claimed therein, and it has the right to grant the licenses to Licensee under this Agreement;

7.1.2 to the best knowledge of Licensor, the Patent Rights include all patents and patent applications owned and controlled by Licensor with respect to the technology claimed therein related to the heretofore agreed upon aspect of technology being pursued by Licensee;

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7.1.3 it has taken all necessary action to authorize the execution and delivery of this Agreement by its representatives who carried out such execution and delivery, and to authorize the performance of its obligations hereunder;

7.1.4 to the best knowledge of Licensor, the Patent Rights have been filed and prosecuted in good faith;

7.1.5 Licensor has not received any notice from any third party that any third party patent, patent application or other intellectual property rights would be infringed (i) by practicing any process or method covered by the Patent Rights, or (ii) by making, using, offering for sale, selling or importing Licensed Products; and

7.1.6 Licensor has not received any notice of any Infringement (as defined in Section 6.1).

7.2 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply and shall include in each Sublicense agreement an obligation for each Sublicensee to comply, with all local, state, and international laws and regulations relating to the development, manufacture, use, sale and importation of Licensed Products. Without limiting the foregoing, Licensee represents and warrants that it will comply, and will ensure that its Affiliates comply, with all United States export control laws and regulations.

7.3 No Warranty.

7.3.1 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY LICENSOR THAT THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

7.3.2 LICENSOR MAKES NO WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. LICENSOR MAKES NO REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE THE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

7.3.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

7.4 Limitation of Liability. Except with respect to matters for which Licensee is obligated to indemnify Licensor under Article 8, neither party will be liable to the other with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

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8. Indemnification and Insurance.

8.1 Indemnification. Licensor and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns, (collectively, “Indemnitees”), will be indemnified, defended by counsel and held harmless by the Licensee from and against any third party claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based upon, arising out of, or otherwise relating to this Agreement and any Sublicense, including without limitation any cause of action relating to product liability (collectively, “Claims”). The previous sentence will not apply to any Claim that results from the gross negligence or willful misconduct of an Indemnitee or from any breach of a representation made under Section 7.1 by Licensor. An indemnified party shall provide Licensee with prompt notice of any claim for which indemnification may be sought pursuant to this Agreement. Notwithstanding the foregoing, the delay or failure of any Indemnitee to give reasonably prompt notice to Licensee of any such claim shall not affect the rights of such Indemnitee unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects Licensee.

Licensor shall cooperate as reasonably requested (at the expense of Licensee) in the investigation and defense of any Claim. Licensor shall permit Licensee to assume direction and control of the defense of the Claim (including the right to settle the Claim); provided, however, that Licensee shall not settle any Claim without the prior written consent of Licensor where such settlement (a) would include any admission of liability on the part of any Indemnitee, (b) would impose any restriction on any Indemnitee’s conduct of any of its activities or (c) would not include an unconditional release of all Indemnitees from all liability for claims that are the subject matter of the settled Claim. Licensee shall, at its own expense, provide attorneys acceptable to Licensor to defend against any actions brought or filed against an Indemnitee with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

8.2 Insurance.

8.2.1 Beginning at the time any Licensed Product is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[***] per incident and $[***] annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as is consistent with industry standards, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

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8.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 8.2.1 (including deductibles or retentions that are in excess of $[***] annual aggregate) such self-insurance program must be reasonably acceptable to Licensor. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

8.2.3 Licensee shall provide Licensor with written evidence of such insurance upon request of Licensor. Licensee shall provide Licensor with written notice at least [***] days prior to the cancellation, non-renewal or material change in such insurance and shall obtain replacement insurance providing comparable coverage within such [***] day period.

9. Term and Termination.

9.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”).

9.2 Termination.

9.2.1 Termination Without Cause. Licensee may terminate this Agreement upon sixty (60) days prior written notice to Licensor.

9.2.2 Termination for Default.

9.2.2.1 In the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the party in breach.

9.2.2.2 If Licensee defaults in any of its obligations under Section 8.2, then Licensor may terminate this Agreement without further notice to Licensee if Licensee has not cured such default within thirty (30) days of written notice of such default from Licensor.

9.2.3 Bankruptcy. Licensor may terminate this Agreement upon notice to Licensee if Licensee becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against Licensee and not dismissed within ninety (90) days, or if Licensee becomes the subject of liquidation or dissolution proceedings or otherwise discontinues business.

9.3 Effect of Termination.

9.3.1 Termination of Rights. Upon termination of this Agreement by either party pursuant to any of the provisions of Section 9.2: (a) the rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the Patent Rights will revert to Licensor and neither Licensee nor its Affiliates may make any further use or exploitation of the Patent Rights and (b) any existing Sublicense shall terminate to the extent of such terminated license; provided, however, that, notwithstanding the foregoing, each Sublicensee that is not at such time in breach of its Sublicense agreement shall have the right to obtain a license from

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Licensor on the same terms and conditions as set forth herein, which shall not impose any representations, warranties, obligations or liabilities on Licensor that are not included in this Agreement, provided that (i) the scope of the license granted directly by Licensor to such Sublicensee shall be co-extensive with the scope of the license granted by Licensee to such Sublicensee, (ii) if the Sublicense granted to such Sublicensee was non-exclusive, such Sublicensee shall not have the right to participate in the prosecution or enforcement of the Patent Rights under the license granted to it directly by Licensor and (iii) if there is more than one Sublicensee, each Sublicensee that is granted a direct license shall be responsible for a pro rata share of the reimbursement due under Section 5.2 of this Agreement (based on the number of direct licenses under the Patent Rights in effect on the date of reimbursement).

9.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by Licensor pursuant to Section 8.2), Licensee, its Affiliates and Sublicensees (a) may sell Licensed Products then in stock and (b) may complete the production of Licensed Products then in the process of production and sell the same; provided that, in the case of both (a) and (b), Licensee shall pay the applicable royalties and payments to Licensor in accordance with Article 3, provide reports and audit rights to Licensor pursuant to Article 4 and maintain insurance in accordance with the requirements of Section 8.2.

9.4 Survival. The parties’ respective rights, obligations and duties under Articles 4, 8, 9 and 10 and Sections 7.2, 7.3 and 7.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement.

10. Miscellaneous.

10.1 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the parties with respect to the same.

10.2 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, overnight delivery or certified mail, return receipt requested, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 10.2:

If to Licensee:	River Vision Development Corp.
c/o Narrow River Management LP
One Rockefeller Plaza
New York, NY 10020

Attn: David Madden

11.

If to Licensor:	Los Angeles Biomedical Research Institute at Harbor-
UCLA Medical Center
1124 West Carson Street
Torrance, CA 90502

Attn.: Art Zweben

Any notice shall be deemed to have been received as follows: (a) by personal delivery, upon receipt; (b) by overnight delivery, one business day after transmission; (c) by certified mail, as evidenced by the return receipt.

10.3 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the State of California, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

10.4 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

10.5 Assignment and Successors. This Agreement may not be assigned by either party without the consent of the other, which consent shall not be unreasonably withheld, except that each party may, without such consent, assign this Agreement and the rights, obligations and interests of such party to any of its Affiliates, to any purchaser of all or substantially all of its assets to which the subject matter of this Agreement relates, or to any successor corporation resulting from any merger or consolidation of such party with or into such corporation; provided, in each case, that the assignee agrees in writing to be bound by the terms of this Agreement. Any assignment purported or attempted to be made in violation of the terms of this Section 10.5 shall be null and void and of no legal effect.

10.6 Force Majeure. Neither party will be responsible for any failure or delay in performing any of its obligations under this Agreement, and shall not be deemed in breach of this Agreement, if such failure or delay is due to a Force Majeure; provided, that, the nonperforming party shall use commercially reasonable efforts to avoid or remove such causes of the Force Majeure and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

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10.7 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the parties that the remainder of this Agreement shall not be affected.

10.8 Confidentiality. Licensor agrees to keep confidential all information disclosed in writing to Licensor pursuant to Sections 4.1.1 and 4.3 of this Agreement (collectively, the “Confidential Information”); provided, however, that the confidentiality obligation shall not apply to any information that is or becomes part of the public domain other than by Licensor’s breach of this Section 10.8 or is required to be disclosed by Licensor pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law (provided that, in such case, Licensor shall notify Licensee promptly upon receipt thereof and give Licensee sufficient advance notice to permit it to seek a protective order or other similar order with respect to such information); and provided further that (a) to the extent that it is reasonably necessary, Licensor may disclose Confidential Information to (i) its employees on a need-to-know basis and on condition that such employees abide by the obligations set forth in this Section 10.8 and (ii) in confidence, to lawyers, accountants and financial advisors and (b) Licensor may include in its annual reports totals derived from Confidential Information (without attribution to Licensee) that show revenues generated by the patents and patent applications licensed under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Los Angeles Biomedical Research Institute at Harbor-UCLA Medical Center		River Vision Development Corp.

By:	/s/ David I. Meyer	By:	/s/ Dave Madden
Name:	David I. Meyer, PhD	Name:	Dave Madden
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

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EXECUTION COPY

Exhibit 1.8

Patent Rights

Patent or Publication No.	Application No.	Publication or Issue Date
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

***Certain Confidential Information Omitted

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